Modern Technology Corp Chairman, Anthony Welch, discusses Boveran Cancer Detection System in Exclusive Wall Street Network Interview

OXFORD, MS: Modern Technology Corp (OTCBB: MODC) a diversified technology development and acquisition company announced today its Chairman and CEO was interviewed by Wall Street Network. In the interview, Mr. Welch discusses the acquisitions of the Boveran cancer detection system.

To hear the entire interview, visit www.wallst.net . "Interviews/Podcasts".

The Boveran cancer detection system is the only system in the world that detects the single trait common to all forms of cancer. This trait is not found in any healthy cell. The system rapidly and accurately identifies cancer at any stage in its development and also identifies healthy cancer-free cells in the same test. The system is unique in the world and can be applied to any form of cell sample suspected of cancer and return a reliable test result within minutes. The system completely eliminates heretofore unreliable, subjective, and error-prone pathology diagnosis of cancer and delivers an automated and completely objective measurement of the presence or absence of cancer with the highest accuracy rate of any diagnostic technology in the world. Modern's subsidiary, Insight Medical Group will be the operational arm bringing the technology to a multi-billion dollar international market for cancer diagnostics.

About Insight Medical Group

Insight Medical Group is a specialized biosciences development company whose mission is to bring world changing medical technology and research to market in the areas of cancer and AIDS.

About Modern Technology Corp

Modern Technology Corp, a diversified technology development and acquisition company, builds revenues through continuous growth, strategic acquisitions, and commercialization of nascent technology.  MODC improves operating efficiencies through the elimination of cost redundancies and realized synergy between subsidiaries.

Web Address: http://www.moderntechnologycorp.com

Safe-Harbor Statement

This press release contains statements (such as projections regarding future performance) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Company Contact:

Anthony Welch

1.601.213.3629n, 1.662.236.5928